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       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 18, 2004, relating to the financial statements and financial highlights of PowerShares Dynamic Market Portfolio and PowerShares Dynamic OTC Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Fund Service Providers" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information constituting part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
May 12, 2005